Exhibit 3.255

STATE OF FLORIDA

ARTICLES OF INCORPORATION

OF

OKALOOSA HOSPITAL, INC.

The undersigned, acting as incorporators of a corporation under the Florida General Corporation Act, adopt the following articles of incorporation:

FIRST: The name of the corporation is OKALOOSA HOSPITAL, INC.

SECOND: The period of its duration is Perpetual.

THIRD: The purpose or purposes for which the corporation is organized are:

To engage in the transaction of any or all lawful business for which corporations may be incorporated under the provisions of the Florida General Corporation Act.

To purchase, lease, or otherwise acquire, to operate, and to sell, lease, or otherwise dispose of hospitals, convalescent homes, nursing homes and other institutions for the medical care and treatment of patients; to purchase, manufacture, or prepare and to sell or otherwise deal in, as principal or as agent, medical equipment or supplies; to construct, or lease, and to operate restaurants, drug stores, gift shops, office buildings, and other facilities in connection with hospitals or other medical facilities owned or operated by it.

FOURTH: The aggregate number of shares which the corporation shall have authority to issue is: one thousand (1,000) shares of common stock with a par value of One Dollar ($1.00) per share.

FIFTH: The street address of the initial registered office of the corporation is c/o C T Corporation System, 100 Biscayne Blvd., City of Miami, Florida 33132, and the name of its initial registered agent at such address is C T Corporation System.

SIXTH: The number of directors constituting the initial board of directors of the corporation is three (3), and the names and addresses of the persons who are to serve as directors until the first annual meeting of shareholders or until their successors are elected and shall qualify are:

NAME	STREET ADDRESSES
Jack C. Massey	One Park Plaza, Nashville, Tennessee 37202

Thomas F. Frist, Jr.	One Park Plaza, Nashville, Tennessee 37202

R. Clayton McWhorter	One Park Plaza, Nashville, Tennessee 37202

SEVENTH: The names and address of each incorporator is:

NAME	STREET ADDRESSES
G.F. Robinson	1820 First National Bank Tower Atlanta, Georgia 30303

P.B. Machen	1820 First National Bank Tower Atlanta, Georgia 30303

J. Rausher	1820 First National Bank Tower Atlanta, Georgia 30303

Dated July 25, 1978.

/s/ G.F. Robinson
G.F. Robinson

/s/ P.B. Machen
P.B. Machen

/s/ J. Rausher
J. Rausher